EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3) and related Prospectus of Equifax Inc. for the registration of 443,337 shares of its common stock and to the incorporation by reference therein of our reports dated March 15, 2005, with respect to the consolidated financial statements of Equifax Inc., and our report dated March 15, 2005, with respect to Equifax Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, of Equifax Inc., included in Equifax Inc.’s Annual Report (Form 10-K/A) for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP
Atlanta, Georgia
October 19, 2005